AMENDMENT TO THE APPVION, INC.

LONG TERM INCENTIVE PLAN

Consistent with amendments made to the Restricted Stock Unit plan in 2014, the company desires to amend Section 5.1 of the LTIP to include the following new sentence as shown below:

5.1      Vesting

.  A Phantom Stock Unit shall vest and, except as otherwise provided in Section 5.3 or 5.4, become exercisable on the completion of three (3) full years of employment commencing with the Grant Date of the Phantom Stock Unit or the occurrence of a Change of Control.  Upon termination of employment due to the Participant’s death, Disability or Retirement, an award of Phantom Stock Units shall be 0% vested if such employment termination occurs before the completion of one (1) full year of employment commencing with the Grant Date, 33.3% vested if such employment termination occurs on or after the completion of one (1) full year of employment, but before completion of two (2) full years of employment commencing with the Grant Date, and shall be 66.7% vested if such employment termination occurs on or after the completion of two (2) full years of employment but before the completion of three (3) full years of employment commencing with the Grant Date.  Retirements on December 31 of any given Plan Year shall be treated as a full year of employment for vesting purposes.    Any grant of Phantom Stock Units, or portion thereof, not vested according to the foregoing schedule on the date of the Participant's termination of employment for any reason shall be forfeited.

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